Exhibit F


                          OPINION OF DAY, BERRY & HOWARD
                              COUNSEL FOR APPLICANTS



                                ________, ___ 1995


  Securities and Exchange Commission
  450 Fifth Street
  Judiciary Plaza
  Washington, D.C.  20549

     Re:  Northeast Utilities Service Company
          Northeast Nuclear Energy Company
          North Atlantic Energy Service Corporation
          Connecticut Yankee Atomic Power Company
          Yankee Atomic Electric Company
          File No. 70-

  Ladies and Gentlemen:

     We have acted as counsel to Northeast Utilities Service Company, Northeast Nuclear Energy Company, North Atlantic Energy Service Corporation, Connecticut Yankee Atomic Power Company and Yankee Atomic Electric Company (the "Applicants"), in connection with those transactions contemplated in an application/declaration on Form U-1 (the "Application") regarding a proposed Reciprocal Support Agreement between and among the Applicants (the "Agreement"). This opinion is given to you with respect to such transactions pursuant to your Instructions as to Exhibits to applications and declarations filed on Form U-1. Except as otherwise defined herein, terms used herein shall have the meanings given them in the Agreement.

     We have examined such documents, corporate records and other instruments as we have deemed necessary or advisable for the purposes of this opinion. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to originals of documents submitted to us as copies.

     The opinions set forth herein are qualified in their entirety as follows:
  (a) every opinion rendered herein is expressly subject to the consummation of such transactions in accordance with the Agreement; (b) no opinion is expressed as to any laws other than the federal laws of the United States and the laws of the State of Connecticut, the State of New Hampshire and the Commonwealth of Massachusetts; (c) the opinion expressed in paragraph 3 is based solely upon the opinion of Jeffrey C. Miller, Assistant General Counsel for Northeast Utilities Service Company and the opinion of Robert A. Bersak, Assistant General Counsel for Public Service Company of New Hampshire. We express no opinion as to such matters except to the extent covered by such opinions and subject to the qualifications and assumptions contained in such opinions.

     Based on and subject to the foregoing, we are of the opinion that:

  Securities and Exchange Commission
  September 19, 1995
  Page 2


     1. All state laws applicable to the transactions contemplated by the Agreement will have been complied with at the time the Commission issues an order permitting the Application to become effective.

     2.   The Applicants are validly incorporated and duly existing.

     3. The transactions contemplated by the Agreement will not violate the legal rights of the holders of any securities issued by the Applicants or any associate company thereof.

     This opinion may be relied on by the Commission in connection with the preparation of its decision in this matter.

                                Very truly yours,



                                Day, Berry & Howard